Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of this 15th day of July, 2020, by and between TAILORED SHARED SERVICES, LLC (“SSU”), a wholly owned subsidiary of Tailored Brands, Inc. (“TBI”) (collectively, SSU and TBI shall be referred to as “TAILORED BRANDS” or the “Company”), and JACK CALANDRA (“Calandra”).

Recitals

i.              In consideration of Calandra’s acceptance of this Agreement and, pursuant to it, TAILORED BRANDS is agreeable to paying to Calandra the payments and benefits under this Agreement.

ii.              In consideration of TAILORED BRANDS’ acceptance of this Agreement and its agreement to pay Calandra the payments and benefits under this Agreement, Calandra is willing to execute this Agreement and any and all releases of claims described under this Agreement.

Based on these recitals and in consideration of the mutual promises and agreements set forth in this Agreement, Calandra and the Company agree as follows:

Terms

1.             Termination of Employment.

a.             Termination. By executing this Agreement, Calandra acknowledges that his employment shall continue through July 31, 2020 and be terminated on such date (“the Termination Date”). If Calandra executes and does not revoke this Agreement, and continues as an active and engaged employee of the Company then he shall continue to receive the salary and benefits he is now receiving. Calandra acknowledges and agrees that as of the Termination Date he shall cease to serve as an employee, officer, agent or representative of TAILORED BRANDS and its direct and indirect parent(s), subsidiaries and affiliates and shall not represent himself as being any of the foregoing. On the Termination Date, Calandra will receive a lump sum payment in cash, less applicable taxes and withholdings equal to (i) Calandra’s annual salary earned through the Termination Date; (ii) any accrued time off pay earned by Calandra; and (iii) any unreimbursed business expenses of Calandra, in each case, to the extent not theretofore paid.

b.             Separation Payments. Conditioned upon Calandra’s not terminating his employment prior to the Termination Date, his execution of a release of claims satisfactory to the Company effective through the Termination Date (the “Second Release”), and his continued compliance with the covenants contained in Sections 4 and 5 of this Agreement, the Company shall provide the following payment and benefits to Calandra, less applicable taxes and withholdings:

i.                    A lump sum payment in cash equal to $600,000.00 paid on July 31, 2020;

ii.                  Any other benefits to which Calandra is entitled under the terms and conditions of the Company’s plans and policies.

2.           Release of Claims by Calandra.

a.             In consideration for the payments and benefits provided for in Section 1(b) and other good and valuable consideration, Calandra hereby releases TAILORED BRANDS, its parent companies, subsidiaries, and affiliates and all of their respective officers, directors, employees, insurers and agents (collectively, the “Released Parties”) from any and all claims, arising on or before the date of execution of this Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including but not limited to those claims asserted or that could have been asserted arising from or in any way related to his employment with and/or separation from TAILORED BRANDS or any of its subsidiaries or affiliates, and this release includes any claims he might have for re-employment or for additional compensation or benefits, including claims for violations of the California Labor Code and the federal Equal Pay Act, as amended, and applies to claims under federal law, state law, contract or tort, including but not limited to applicable state civil rights laws, the California Fair Employment & Housing Act, Cal. Govt. Code § 12940 et. seq. (“FEHA”), the California Family Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Civil Rights Acts (42 U.S.C. Sections 1981-88), the Americans With Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745, Family and Medical Leave Act, and any regulations under such laws.

b.             Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under any employee benefit plan covered under the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) as applicable on the date this Agreement is signed, (iii) that may arise after this Agreement is signed, or (iv) which cannot be released as a matter of law by private agreement. In addition, nothing contained in this Agreement shall prevent Calandra from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although, by signing this release, Calandra hereby waives rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited (provided, however, that nothing herein limits his right to receive an award for information submitted pursuant to Section 21F of the Securities Exchange Act of 1934).

c.              Calandra understands and agrees that claims or facts in addition to or different from those which are now known or believed by him to exist may hereafter be discovered, but it is his intention to fully and forever release, remise and discharge all claims referenced in Section 5.a., which he had, may have had, or now have against the Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent, without regard to the subsequent discovery or existence of such additional or different facts.

3.             No Suit. Calandra represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Released Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, Calandra filed or files such a complaint, charge, or lawsuit, Calandra agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom he has filed such a complaint, charge, or lawsuit.

4.            Cooperation Clause. After the Termination Date, Calandra agrees to make himself reasonably available to provide transition assistance to the Company through August 31, 2020. Calandra also agrees to exercise his best, good faith efforts to (a) cooperate fully with the Company and its affiliates and their respective counsel in connection with any pending or future litigation, arbitration, administrative proceedings, or investigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge; and (b) respond in good faith to any telephone calls and/or information requests from the Company or its representatives within a reasonable period of time. Calandra further agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise), which in any way relates to his employment by TAILORED BRANDS, he will give prompt notice of such request to the General Counsel of the Company and, unless legally required to do so, will make no disclosure until the Company and/or its affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Failure to cooperate or respond in a timely fashion will be considered a material breach of this Agreement. If Calandra is required to travel or incur other expenses as a result of any requests made to his by the Company pursuant to this Cooperation Clause, the Company shall bear, and reimburse Calandra for, all reasonable out of pocket costs of any such expenses.

5.            Restrictive Covenants.

a.             Non-Competition. Calandra acknowledges that he has, while employed, acquired unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries. Calandra hereby covenants and agrees that, for a period equal to twelve months following the Termination Date, he will not, directly or indirectly, work in any capacity for the following retailers that compete with the Company: Macy’s, Indochino, Nordstrom, Proper Cloth, Bonobos, Black Tux, Dillard’s, DXL, and Kohl’s (collectively the “Named Competitors”). This restriction shall include Calandra’s participation in any operations of the Named Competitors with respect to which Calandra devoted time as part of his employment on behalf of the Company or one or more of its subsidiaries. This non-competition covenant shall be applicable with respect to the United States, Canada, the United Kingdom and any other country in which Calandra would be competing with the business of the Company or its subsidiaries as set forth in this Section 5(a).

b.             Non-Solicitation. For a period equal to twelve months following the Termination Date, Calandra shall not directly or indirectly cause, solicit, induce or encourage any employee of the Company or its subsidiaries to terminate his/his employment with the Company or such subsidiary.

c.             Non-Disparagement. Calandra agrees not to engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, and their respective past and present officers, directors, shareholders, partners, members and agents. The Company agrees not to engage at any time in any form of conduct or make any statements or direct any person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of Calandra. Nothing contained in this Section 5(c) shall preclude Calandra or the Company from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

d.             Proprietary Information. Calandra acknowledges and agrees that he has acquired as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company, which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Calandra agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in furtherance of the business of the Company or as required by applicable law or legal process. “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, executive training and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

e.             Covenant Exceptions. Notwithstanding the foregoing covenant obligations of this Section 5, Calandra understands that nothing in this Agreement shall (i) prohibit his from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company. Moreover, pursuant to 18 USC § 1833(b), Calandra is hereby notified that he may be entitled to immunity and protection from liabilities under the Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1831-39) for disclosing a trade secret under the following limited circumstances: (i)  Calandra shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Calandra files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

f.              Remedy. Calandra and the Company agree that a monetary remedy for a breach of this Section 5 will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the non-breaching party irreparable harm, and that the non-breaching party shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages. Calandra and the Company agree that the non-breaching party shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by Calandra and the Company and both acknowledge that in the absence of such a waiver, a bond or undertaking may be required by the court. In the event of litigation to enforce any of these covenants, the courts are hereby specifically authorized to reform such covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law. Calandra also agrees that if he is in breach of this Section 5, the Company shall cease all payments and other benefits payable under this Agreement and Calandra will be required to repay all amounts paid to his by the Company pursuant to Section 1(b) of this Agreement prior to the time of such breach.

6.             Return of Company Property. Calandra must return to the Company all Company property in his possession, custody or control, including, but not limited to, Proprietary Information, computer equipment, software, laptop, iPad, and credit cards; except that he will be permitted to keep his Company issued iPhone. It is understood and agreed that all paper and electronic files, documents, memoranda, letters, handbooks and manuals, facsimile and/or other communications concerning TAILORED BRANDS and its business that were written, authorized, signed, received and/or transmitted prior or during Calandra’s employment are and remain Company property. Calandra further agrees that to the extent he has (a) copied any computer files, documents or electronic messages to disks or compact disks or (b) forwarded computer files, documents or electronic messages to personal e-mail accounts or any other e-mail accounts, any such copied or forwarded computer files, documents, or electronic messages shall be destroyed prior to his Termination Date. Furthermore, Calandra agrees that he will only delete or destroy any documents, computer files, or electronic messages contained on his computer or the Company’s server in accordance with the Company’s Record Retention Policy.

7.             Voluntary Waiver. TAILORED BRANDS hereby advises Calandra to consult with an attorney regarding this Agreement and the release of claims contained herein. By signing below, Calandra acknowledges that he has been advised by TAILORED BRANDS to consult with an attorney, and Calandra agrees that he has had an opportunity to have an attorney of his choice review this Agreement and the release contained herein before signing this Agreement. Calandra acknowledges that he has carefully read and understands all of the provisions of this Agreement and that he is executing this Agreement of his own free will and without duress. I also acknowledge that he has been given at least 7 days to consider it and discuss it with the financial and legal counsel of his choice, and that he voluntarily signs it and agree to be bound by its terms.

8.             No Further Entitlements. Calandra acknowledges and agrees that the payment(s), benefits, and obligations of the Company to Calandra provided for in this Agreement are in full discharge of any and all liabilities and obligations of the Company or any of its affiliates to his, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged additional written or oral employment agreement, policy, plan or procedure of TAILORED BRANDS or any of its affiliates and/or any alleged understanding or arrangement between Calandra and TAILORED BRANDS or any of its affiliates other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of TAILORED BRANDS or any of its affiliates (but excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s).

9.             Taxes. The payments and provision of benefits referenced in this Agreement shall be subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

10.           Entire agreement. This Agreement contains the entire agreement between Calandra and the Company regarding Calandra’s termination of employment, and supersedes any prior or contemporaneous agreement, understanding, or representation concerning that subject matter.

11.           Civil Code Section 1542. This Agreement constitutes a waiver and release of any and all claims which would otherwise be preserved by operation of Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity. Section 1542 of the Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his must have materially affected his or his settlement with the debtor.

12.           Binding on Successors. This Agreement shall be binding upon the successors and/or assigns, if any, of TAILORED BRANDS. In light of the payment by TAILORED BRANDS of all amounts due to Calandra, he acknowledges and agrees that California Labor Code Section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

13.           Reimbursement of Reasonable Business Expenses. By executing this Agreement, Calandra is not releasing any claims for reimbursement of business-related expenses under Labor Code Section 2802. Calandra is hereby advised of his right to consult with an attorney of his choosing about this business-related expenditures acknowledgement. Calandra hereby affirms that he has received full and adequate reimbursement for any necessary business-related expenditures or losses incurred in the course of employment with TAILORED BRANDS and any of its parent companies or affiliates.

 14.          Governing Law. This Agreement will be governed by California law without resort to conflict of law principles.

15.           Jointly Drafted. The parties understand and agree that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any party.

16.           Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Calandra or the Company or any of its affiliates.

17.           Compliance with Section 409A. This Agreement and the payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and to the extent not so exempt, to comply with the requirements of Section 409A, and the terms of this Agreement shall be construed and administered to give full effect to such intent, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder. For purposes of Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Calandra may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Calandra, (c) the reimbursement of an eligible expense will be made no later than the last day of Calandra’s taxable year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as the guarantee of any particular tax treatment to Calandra, and neither TAILORED BRANDS nor any of its affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A.

Execution by Parties

The Company and Calandra acknowledge and represent that they have read this Agreement, understand its terms, and enter into it knowingly and voluntarily.

TAILORED SHARED SERVICES, LLC		JACK CALANDRA

By:	/s/ Dinesh Lathi	/s/ Jack Calandra
Dinesh Lathi
President and Chief Executive Officer
	Dated: July 17, 2020	Dated: July , 17, 2020